                                                                      EXHIBIT 15

La Quinta Inns, Inc.
San Antonio, Texas

Ladies and Gentlemen:

Re: Registration Statement No. 33-60295

With respect to this registration statement, we acknowledge our awareness of the use therein of our report dated July 20, 1995, related to our review of the combined condensed financial statements.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                          KPMG PEAT MARWICK LLP

San Antonio, Texas
July 25, 1995